GENERAL RELEASE

TO ALL WHO THESE PRESENTS SHALL COME OR MAY CONCERN, know that the undersigned, ______________________________ (the “Releasor”), in consideration of good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, releases and discharges EASTERN RESOURCES, INC., a Delaware corporation (the “Releasee”), the Releasee’s servants, agents, principals, stockholders, affiliates, employees, subsidiaries, parents, heirs, executors, administrators, successors and assigns and the Releasee’s attorneys, together with their present, future and former officers, directors, shareholders, partners, members, employees, agents, attorneys, parents, subsidiaries, affiliates or other representatives, heirs, executors, administrators, successors and assigns (collectively, the “Released Parties”) from all actions, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, any and all claims and demands whatsoever, in law, admiralty or equity, which against the Releasee or any of the other Released Parties, the Releasor and the Releasor’s officers, directors, employees, members, servants, agents, affiliates, subsidiaries, parents, partners, heirs, executors, administrators, successors and assigns ever had, now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Release including, but not limited to, the promissory note of Buzz Kill, Inc., a New York corporation and a subsidiary of Releasee (“Buzz Kill”), in favor of the Releasor dated [__________], in the principal amount of $[__________], which promissory note the Releasor hereby acknowledges the Releasee shall have no obligation to make any payments of principal or interest thereon. The Releasor further acknowledges that the Investment Agreement, dated as of May 1, 2007 (the “Investment Agreement”), by and between the Releasee and Buzz Kill has been terminated and that, as a result of the termination of the Investment Agreement, (i) the Releasee no longer has a right to recoup its $800,000 investment in Buzz Kill and (ii) Buzz Kill no longer is required to share 50% of its net revenue with the Releasee.

The Releasor expressly warrants and covenants that it will not bring suit, claim or cause of action against any of the Released Parties in connection with any and all past, present and future claims, demands, obligations, causes of action or rights which the Releasor now has or which may hereinafter accrue.

This General Release is not being signed under any duress, threat, undue influence and is being executed after adequate consultation with counsel of Releasor’s choosing.

This General Release cannot be modified orally and can only be modified through a written document signed by both parties.

This General Release shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to conflict of laws principles.

This General Release may be executed in counterparts and each of such counterparts shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument and shall bind all parties signing such counterpart.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this General Release on the ____ day of _______________, 2012.

RELEASOR

By:
Signature

Name:
Title:

Address:

Please return this signed signature page to the attention of Paul C. Levites, Esq. via fax (212-400-6937) or email pcl@gottbetter.com , at Gottbetter & Partners, LLP, 488 Madison Avenue, 12th Floor, New York, New York 10022 Tel. 212-400-6900.